Exhibit 10

Amendment No. 1 to Transition Agreement

This AMENDMENT NO. 1 TO TRANSITION AGREEMENT (this “Amendment”) is entered into as of January 1, 2006 (the “Effective Date”) by and between Ecolab Inc., a Delaware corporation with its principal place of business in St. Paul, Minnesota (the “Company”), and Allan L. Schuman (“Schuman”).

Recitals

A.            Schuman and the Company entered into a Transition Agreement dated as of February 28, 2004 (the “Transition Agreement”).

B.            Section 4(a) of the Transition Agreement provides that, for serving as non-employee Chairman of the Board of the Company during 2005, “Schuman shall, during calendar year 2005, receive annual compensation of $500,000, payable in equal monthly installments on or before the last day of each month.”

C.            Section 4(c) of the Transition Agreement provides that “[i]f Schuman shall continue as Chairman of the Board beyond December 31, 2005 by mutual agreement of the Board and Schuman, compensation for such continuing service shall be mutually determined in writing by the Company and Schuman.”

D.            Section 16(e) provides that the Transition Agreement “may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.”

E.             The parties desire to enter into this Amendment to provide (i) for the continuation of Schuman as non-employee Chairman of the Board of the Company until the Company’s 2006 Annual Meeting of Stockholders and (ii) for compensation to Schuman for such continuing service during a portion of 2006 at the same pro rata amount as Schuman received for 2005.

Agreements

In consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.             Compensation of Chairman of the Board through the 2006 Annual Meeting

(a)           Schuman shall continue to serve on the Board, and as its Chairman, in accordance with the Company’s Restated Certificate of Incorporation and By-laws of the Company until the earliest of (i) the Company’s 2006 Annual Meeting of Stockholders, currently scheduled for May 12, 2006, or any adjournment thereof (the “2006 Annual Meeting”), at which point Schuman shall retire from the Board, (ii) his resignation from the Board, (iii) his death or Disability, (iv) his removal from the Chairmanship by the Board, (v) the Board’s election of a successor Chairman, or (vi) his ceasing to be a member of the Board; provided that, in accordance with Section 3 of the Transition Agreement, nothing stated in this Amendment or the Transition Agreement shall require (a) Schuman to continue to serve as Chairman or as a member of the Board, (b) the Board to continue to retain Schuman as its Chairman, or (c) the Board or any committee of the Board to nominate Schuman for reelection to the Board at the expiration of his term.  Further, Schuman shall receive for such 2006 service, compensation of $208,333.00 in the aggregate, payable in five (5) equal monthly installments of $41,666.60, on or before the last day of each of January, February, March, April and May 2006.  If Schuman shall cease to be a member of the Board or Chairman of the Board of the Company prior to the 2006 Annual Meeting (except in the event of his removal by the Board as Chairman for any reason other than Cause, death or Disability), such compensation shall be pro-rated for the portion of 2006 that he serves as Chairman.

(b)           Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Transition Agreement.

(c)           Except as modified hereby, all terms, conditions and provisions of the Transition Agreement shall remain in full force and effect.

The parties have signed this Amendment as of the Effective Date.

ECOLAB INC.		ALLAN L. SCHUMAN

By:	/s/ Les S. Biller	/s/ Allan L. Schuman
	Les S. Biller	Signature

Its:	Chairman of the Compensation
Committee of the Board of
Directors